Exhibit 99.1

KemPharm Announces Pricing of $75.0 Million 5.50% Senior Convertible Notes Due 2021

Coralville, IA – February 4, 2016 – KemPharm, Inc. (NASDAQ: KMPH) announced today the pricing of $75.0 million aggregate principal amount of 5.50% senior convertible notes due 2021 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In connection with the offering, KemPharm also granted the initial purchasers of the notes a 30-day option to purchase up to an additional $11.25 million aggregate principal amount of the notes, solely to cover over-allotments, if any. The sale of the notes is expected to close on February 9, 2016, subject to customary closing conditions. The offering is being led by Deerfield Management.

Cowen and Company is acting as lead book-running manager of the offering, RBC Capital Markets is acting as book-running manager, and Canaccord Genuity and Oppenheimer and Co. are acting as co-managers.

KemPharm estimates that the net proceeds from this offering will be approximately $71.2 million, or $82.0 million if the initial purchasers exercise their option to purchase additional notes in full, after deducting the initial purchasers’ discount and estimated offering expenses. Concurrently with and/or following this offering, KemPharm intends to use up to $18.7 million of the net proceeds from this offering to repay in full the $15.0 million original principal amount term note issued under its credit facility with Deerfield Private Design Fund III, L.P. (the “term note”), plus all accrued but unpaid interest on the term note, a make whole interest payment on the term note and a prepayment premium on the term note.  In addition, following this offering, KemPharm intends to use the remaining net proceeds from this offering, together with its existing cash and cash equivalents, to fund the research and development of the clinical and preclinical prodrug product candidates in its pipeline, to seek regulatory approval of KP201/APAP and its other product candidates, to support plans for commercialization of KP201/APAP, if approved, and for working capital and general corporate purposes.

The notes will be unsecured, senior obligations of KemPharm, and interest of 5.50% per year will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2016. The notes will mature on February 1, 2021, unless earlier repurchased or converted in accordance with their terms.

The notes will be convertible, at the option of the holders, into shares of KemPharm’s common stock. The initial conversion rate will be 58.4454 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $17.11 per share). The initial conversion price represents a premium of 15.37% to the $14.83 per share consolidated closing bid price of KemPharm’s common stock on The NASDAQ Global Market on February 3, 2016.

If KemPharm undergoes a “fundamental change” (as defined in the indenture relating to the notes), holders may require KemPharm to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

Holders who convert on or after the date that is one year after the last date of original issuance of the notes may also be entitled to receive, under certain circumstances, an interest make-whole payment payable in shares of common stock. In addition, following certain corporate events that occur prior to the maturity date, KemPharm will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

The notes will be sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the notes nor the KemPharm common stock issuable upon conversion of the notes have been or will be registered under the Securities Act or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. Any offers of the notes will be made only pursuant to Rule 144A under the Securities Act, including by means of a confidential offering memorandum.

About KemPharm

KemPharm is a clinical-stage specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its Ligand Activated Therapy (LAT) platform technology.  KemPharm utilizes its LAT platform technology to generate improved prodrug versions of FDA-approved drugs in the high need areas of pain, ADHD and other CNS disorders.

Forward-Looking Statements

This press release contains “forward-looking” statements, including all statements related to the expected closing of the offering and the expected use of proceeds from the offering. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “intends,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. KemPharm’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include risks and uncertainties associated with market conditions, the satisfaction of closing conditions related to the offering, and risks related to the application of the net proceeds, if any, from the offering. There can be no assurance that KemPharm will be able to close the offering on the anticipated date, or at all. In any event, KemPharm may continue to need additional funding and may be unable to raise capital when needed, which could force KemPharm to delay, reduce or eliminate its product development programs or commercialization efforts. These and other risk factors related to KemPharm and its business are discussed under the heading “Risk Factors” in Exhibit 99.1 to KemPharm’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 18, 2015. These forward-looking statements are based upon KemPharm’s current expectations. KemPharm expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in KemPharm’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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For KemPharm, Inc.:	Media / Investor Contacts:
Gordon K. ”Rusty” Johnson 321-939-3416 info@kempharm.com	Jason Rando / Joshua Drumm, Ph.D. Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com jdrumm@tiberend.com